                                                                   EXHIBIT 99.3


                      NONQUALIFIED STOCK OPTION AGREEMENT
                      -----------------------------------

     This AGREEMENT (the "Agreement") is made as of ______, _____ (the "Date of Grant") by and between SCOTTISH ANNUITY & LIFE HOLDINGS, LTD., a Cayman Islands company ("Scottish Annuity") and _________________ (the "Optionee").

     1. Grant of Share Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Scottish Annuity hereby grants to the Optionee a stock option (the "Option") to purchase _______ of Scottish Annuity's Ordinary Shares (the "Optioned Shares"). The Option may be exercised from time to time in accordance with the terms of this Agreement. The price at which the Optioned Shares may be purchased pursuant to this Option shall be $____ per share, subject to adjustment as hereinafter provided (the "Option Price"). The Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

     2. Term of Option. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 6 hereof, shall expire seven (7) years from the Date of Grant.

     3. Right to Exercise. Subject to expiration or earlier termination, on each anniversary of the Date of Grant the number of Optioned Shares equal to thirty-three and one-third percent (33%) multiplied by the initial number of Optioned Shares specified in this Agreement shall become exercisable on a cumulative basis until the Option is fully exercisable. To the extent the Option is exercisable, it may be exercised in whole or in part. In no event shall the Optionee be entitled to acquire a fraction of one Optioned Share pursuant to this Option. The Optionee shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to him upon the exercise of all or part of this Option.

     4. Transferability. The Option granted hereby is not transferable by the Optionee.

     5.   Notice of Exercise; Payment.

          (a) To the extent then exercisable, the Option may be exercised by written notice to Scottish Annuity stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Optioned Shares being exercised shall be tendered in full with the notice of exercise to Scottish Annuity in cash in the form of currency or check or other cash equivalent acceptable to Scottish Annuity. The requirement of payment in cash shall be deemed satisfied if, with the consent of the Board, the Optionee makes arrangements that are satisfactory to Scottish Annuity with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of Optioned Shares which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price, and pursuant to which the broker undertakes to deliver to Scottish Annuity the amount of the aggregate Option Price not later than the date on which the sale transaction will settle in the ordinary course of business. The Optionee may also, with the consent of the Board, tender the Option Price by a combination of the foregoing methods of payment.

          (b) Within ten (10) days after notice, Scottish Annuity shall direct the due issuance of the Optioned Shares so purchased.

          (c) As a further condition precedent to the exercise of this Option, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of Ordinary Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

     6. Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

          (a) Two (2) years after the Optionee's death if the Optionee dies while in the employ of Harbourton Reassurance, Inc. ("Harbourton") or Scottish Annuity;

          (b) Two (2) years after the date of the Optionee's permanent and total disability if the Optionee becomes permanently and totally disabled while an employee of Harbourton or Scottish Annuity;

          (c) Except as provided on a case-by-case basis, 60 days after the date the Optionee ceases to be an employee of Harbourton for any reason other than as described in this Section 6; or

          (d)  Seven (7) years from the Date of Grant.

In the event that the Optionee's employment is terminated for "Cause" as defined in the Employment Agreement among Harbourton, Scottish Annuity, and Optionee dated as of _________, ____ (the "Employment Agreement"), this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement.

Any determination of whether an Optionee's employment was terminated for cause shall be made by the Board of Directors of Scottish Annuity (the "Board"), whose determination shall be binding and conclusive. This Agreement shall not be exercisable for any number of Optioned Shares in excess of the number of Optioned Shares for which this Agreement is then exercisable, pursuant to Sections 3 and 7 hereof, on the date of termination of employment. For the purposes of this Agreement, the continuous employment of the Optionee with Harbourton shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of Harbourton, by reason of the transfer of his employment among Harbourton, Scottish Annuity and its Subsidiaries, as defined in the Employment Agreement, or a leave of absence approved by the Board.

     7. Acceleration of Option. Notwithstanding Section 3, but subject to earlier termination, the Option granted hereby shall become immediately exercisable in full in the event of a Change of Control. Change of Control shall mean the occurrence of any of the following events shall have occurred:

          (a) Scottish Annuity is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Ordinary Shares immediately prior to such transaction;

          (b) Scottish Annuity sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Ordinary Shares immediately prior to such sale or transfer; or

          (c) Scottish Annuity files a report or proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") disclosing in response to Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

     Notwithstanding the foregoing provisions of Paragraph 7(c) above, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan solely because Scottish Annuity, a Subsidiary, or any Scottish Annuity-sponsored employee stock ownership plan or other employee benefit plan of Scottish Annuity either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, or because Scottish Annuity reports that a change of control of Scottish Annuity has or may have occurred or will or may occur in the future by reason of such beneficial ownership, or solely because of a change in control of any Subsidiary other than Scottish Annuity & Life Insurance Company (Cayman) Ltd.

     8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by Scottish Annuity, nor limit or affect in any manner the right of Scottish Annuity or a subsidiary of Scottish Annuity to terminate the employment or adjust the compensation of the Optionee.

     9. Taxes and Withholding. If Scottish Annuity shall be required to withhold any federal, state, local, or foreign tax in connection with the exercise of the Option, and the amounts available to Scottish Annuity for such withholding are insufficient, the Optionee shall pay the tax or make provisions that are satisfactory to Scottish Annuity for the payment thereof. Scottish Annuity will pay any and all issue and other taxes in the nature thereof which may be payable by Scottish Annuity in respect of any issue or delivery upon a purchase pursuant to this Option.

     10. Compliance with Law. Scottish Annuity shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

     11. Adjustments. The Board may make or provide for such adjustments in the number of Optioned Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, as the Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of Scottish Annuity, (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option. Any fractional shares resulting from the foregoing adjustments shall be eliminated.

     12. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

     13. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of Scottish Annuity.

     14. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Cayman Islands, British West Indies, without giving effect to the principles of conflict of laws thereof.

     15. Notices. Any notice to Scottish Annuity provided for herein shall be in writing to Scottish Annuity, marked Attention: Chief Executive Officer, and any notice to the Optionee shall be addressed to said Optionee at his or her address currently on file with Scottish Annuity. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

     IN WITNESS WHEREOF, Scottish Annuity has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has also executed this Agreement as of the day and year first above written. If this Agreement is executed in duplicate counterparts, each counterpart shall be deemed an original, but the duplicate counterparts together constitute one and the same instrument.

                                        SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.

                                        By:
                                           ----------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
                                                 ----------------------------


                                        OPTIONEE

                                        -------------------------------------